Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Crestwood Equity Partners LP Long Term Incentive Plan of our reports dated February 28, 2014, with respect to the consolidated financial statements and schedules of Crestwood Equity Partners LP as of and for the year ended December 31, 2013 and the effectiveness of internal control over financial reporting of Crestwood Equity Partners LP as of December 31, 2013 included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Houston, Texas

January 15, 2015